Exhibit 99(a)

For release: Monday, Nov. 28, 2005 9:00 a.m. ET	Media contact: Claudia Piccinin (248) 813-2942
Delphi and GM Agree to Accelerate Discussions;
Delphi Extends Timetable for Sec. 1113/1114 Filing
     Troy, Mich. — Delphi Corporation (OTC: DPHIQ) today announced it will accelerate its discussions with General Motors regarding Delphi’s restructuring efforts.
     Delphi said that GM has agreed to temporarily forego previously agreed-to 2006 price reductions on components provided by Delphi, to provide interim financial support. Additionally, Delphi also said it was continuing to work to achieve consensual agreements with the unions that represent Delphi employees, and that it will suspend its previously contemplated Dec. 16, 2005 motion to petition for rejection of its collective bargaining agreements and modification of retiree health care benefits under Sec. 1113/1114 of the U.S. Bankruptcy Code, at least until Jan. 20, 2006.
     Commenting on the agreement reached with GM, and the deferral of the court motion, Delphi Chairman and CEO Robert Miller said, “These constructive actions demonstrate a willingness to accelerate efforts to achieve consensual resolutions to the significant challenges facing Delphi.”
     While these discussions continue, Delphi said it would have no further comments regarding GM’s role in the potential outcome or resolution of the issues.
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